Exhibit U

*** NEW MANDATE: Republic of Panama | New PABONO 2031 & TAP GLOBAL 2050 ***

Issuer/Ticker:                  Republic of Panama

Expected Security Ratings*: Baa2 (STA) / BBB (STA) / BBB- (NEG) (Moody’s / S&P / Fitch)*

Expected Issue Ratings: Baa2 / BBB / BBB- (Moody’s / S&P / Fitch)*

Format:                  144A / Reg S / GDN Wrapper | Global SEC-Registered

Ranking:                 Senior Unsecured

Currency:                 USD

Tenor/Maturity:                  10-Year (June 2031)      | 29-Year (April 16, 2050)

Transaction Size: USD Benchmark                 | USD Benchmark

Coupon:                       TBD                       | 4.500%

IPT’s:                       T + low 200 bps                      | T + 190 bps area

Amortization: Bullet | Soft Bullet (Three equal annual payments in 2048, 2049 and 2050)

Coupon Type Fixed-rate, payable on a semi-annual basis, based on a 30/360 day count convention

Optional Redemption: Not applicable | Make Whole Call & Par Call 6 months prior to maturity (October 16, 2049)

Denominations: US$ 1,000 x US$ 1,000 | US$ 200,000 x US$ 1,000

Use of Proceeds: Panama intends to use the net proceeds from the issuance of the Treasury Bonds (Pabonos) for general budgetary purposes and liability management | Panama intends to use the net proceeds from the issuance of the 2050 Global Bonds for general budgetary purposes

Listing: Panama Stock Exchange & GDNs Irish Stock Exchange | Luxembourg Stock Exchange (Euro MTF)

Expected Settlement: June 30th, 2021 (T+5)

Clearing: Euroclear and Latinclear, GDN through DTC | DTC

Governing Law: Panama Law | New York Law

Expected Timing: Today’s business (June 23, 2021)

Joint Initial Purchasers | Joint Bookrunners: HSBC / Santander / Scotiabank (B&D)

Local Broker Dealer: Valores Banistmo

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of each other securities rating.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

OFFERS AND SALES OF THE TREASURY BONDS MAY BE MADE (1) ONLY TO QUALIFIED INSTITUTIONAL BUYERS, AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND (2) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

A copy of offering memorandum for the Treasury Bonds may be obtained by contacting: HSBC Securities (USA) Inc., by calling +1 (888) HSBC-4LM (U.S. toll free); Santander Investment Securities Inc., by calling +1 (855) 404-3636 (U.S. toll free); Scotia Capital (USA) Inc., by calling +1 (833) 498-1660 (U.S. toll free); or, solely for investors within Panama, Valores Banistmo S.A., by calling + (507) 321 7458.

With respect to the 2050 Global Bonds, a preliminary prospectus supplement of the Republic of Panama is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/0000076027/000119312521196800/d115383d424b3.htm .

The information in the preliminary prospectus supplement and in this announcement is not complete and may be changed. The preliminary prospectus supplement and this announcement are not offers to sell any securities and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

The issuer has filed a registration statement (including a prospectus) with the SEC for the 2050 Global Bonds offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free HSBC Securities (USA) Inc., by calling +1 (888) HSBC-4LM (U.S. toll free); Santander Investment Securities Inc., by calling +1 (855) 404-3636 (U.S. toll free) or Scotia Capital (USA) Inc., by calling +1 (833) 498-1660 (U.S. toll free)

This announcement does not comprise a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”) or Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) and is only addressed to and directed at persons in Member States of the European Economic Area and the United Kingdom who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation and the UK Prospectus Regulation, respectively.

In addition, this announcement is directed only at persons (i) outside the United Kingdom (the “UK”); (ii) that have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order (all such persons together being referred to as “relevant persons”). This announcement must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this announcement relates is available only to relevant persons and will be engaged in only with relevant persons.

No PRIIPs KID / UK PRIIPs KID – No PRIIPs / UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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